Exhibit 99.1

News

January 9, 2023	Analyst Contact:	Andrew Ziola
918-588-7683
	Media Contact:	Brad Borror
918-588-7582

ONEOK Reaches Agreement on Medford NGL Facility

Insurance Claim for $930 million

Announces Plans to Build NGL Fractionator in Mont Belvieu

Preserving Medford Equipment for Potential Future Use

TULSA, Okla. - Jan. 9, 2023 - ONEOK, Inc. (NYSE: OKE) today announced that it has reached an agreement with its insurers to settle all claims for physical damage and business interruption related to the Medford incident that occurred in July 2022.

Under the terms of the settlement agreement, ONEOK agreed to resolve its claim for total insurance payments of $930 million, including $100 million received to date. The outstanding settlement payment is required to be paid by the insurers within 45 days. The proceeds will serve as settlement for property damage and as a payment in lieu of future business interruption insurance claims.

With the insurance claim now resolved, the company is also announcing plans to construct a new 125,000-barrel per day (bpd) NGL fractionator at its Mont Belvieu, Texas, facility. Upon completion, the new fractionator, MB-6, will increase the company’s total fractionation capacity in Mont Belvieu to approximately 700,000 bpd and better align ONEOK’s fractionation capacity with NGL market demand in the Gulf Coast.

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ONEOK Reaches Agreement on Medford NGL Facility Insurance Claim for $930 million

Jan. 9, 2023

Additionally, the MB-6 fractionator will produce purity ethane instead of an ethane/propane (E/P) mix previously produced at the Medford facility. The new 125,000 bpd MB-6 fractionator would be equivalent to approximately 185,000 bpd of capacity at the Medford facility. The demand for E/P mix has decreased while the demand for purity ethane has increased in the Gulf Coast, causing much of the Medford E/P mix to be transported south and split into purity ethane and propane consuming capacity at ONEOK’s existing Mont Belvieu facilities. ONEOK’s E/P mix output from the remaining Mid-Continent fractionation facilities at Bushton, Hutchinson and Conway is expected to be enough to meet market demand.

Construction of MB-6 is expected to be completed in approximately 24 months at a total cost of approximately $550 million and has a more favorable completion schedule when compared with rebuilding at Medford due to the following:

•	Permitting for the MB-6 facility is complete by applicable regulatory agencies;

•	Engineering is substantially complete due to the ability to utilize similar engineering designs and purchase orders from the two previous fractionation facilities, MB-5 and MB-4; and

•	The company’s ability to efficiently transition the existing construction resources at ONEOK’s MB-5 fractionator to the MB-6 fractionator.

MB-5, having a capacity of 125,000 bpd, remains on schedule to be completed early in the second quarter 2023 thus reducing the current need for third-party fractionation through the rebuild process.

ONEOK will continue to operate NGL pipeline assets in Medford along with existing offices for regional operations. In addition, ONEOK is preserving assets for future potential NGL facilities that could be constructed in Medford to enhance its NGL business as the market evolves.

“We are pleased to have come to a successful agreement with our insurance carriers that was the result of a collaborative process,” said Pierce H. Norton II, ONEOK president and chief executive officer. “This agreement provides us the certainty of insurance recovery, and shortens the construction period to restore the most efficient fractionation capacity to our integrated system to meet expected growth in NGL supply for petrochemical and export demand.”

-more-

ONEOK Reaches Agreement on Medford NGL Facility Insurance Claim for $930 million

Jan. 9, 2023

When the insurance proceeds are received, the company expects to apply cash from the settlement payment to the balance of any insurance receivables outstanding as of December 31, 2022, and record a gain for the remaining settlement proceeds in the first quarter 2023.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owner of one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Mid-Continent and Permian regions with key market centers and an extensive network of natural gas gathering, processing, storage, and transportation assets.

ONEOK is a FORTUNE 500 company and is included in S&P 500.

For information about ONEOK, visit the website: www.oneok.com.

For the latest news about ONEOK, find us on LinkedIn, Instagram, Facebook and Twitter.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected levels of quarterly and annual dividends), liquidity, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities laws and other applicable laws.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “proposed,” “project,” “scheduled,” “should,” “will,” “would” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. These and other risks are described in greater detail in Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in the other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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